Exhibit (p)(25)

IPM Informed Portfolio Management AB	2015-06-02

IPM POLICY REGARDING ETHICAL CONDUCT

1.	SCOPE OF POLICY

The IPM Policy regarding Ethical Conduct applies to all business areas and staff within IPM Informed Portfolio Management AB (“IPM”).

2.	OBJECTIVES OF POLICY

The Swedish Financial Supervisory Authority, (“Finansinspektionen”), has published a number of guiding ethical principles that are related to the government of securities operations. These guidelines describe a number of key areas where investment firms and employees have to pay extra attention to situations where ethical issues and other types of conflicts of interests may arise, which means that;

•	All companies that are supervised by the Finansinspektionen shall establish internal guidelines that relates to the ethical conduct. These guidelines shall be adopted by the Board of Directors.

•	From a company perspective the internal guidelines shall comprise all lines of business with the purpose of promoting a good business practice and a fair handling of conflicts that involves clients.

•	From an employee perspective the internal guidelines shall give practical recommendations on how to deal with certain ethical matters, and how to proceed if there are doubtful situations. This also relates closely to IPM’s “Personal Account Dealing Policy” and IPM’s “Conflicts of Interest Policy”.

The implementation of IPM’s Policy regarding Ethical Conduct will:

•	Serve as an internal guideline in order to assure that all activities within IPM are characterized by professionalism and high ethical standards. This means that all individuals that are associated to IPM shall act in such way, both privately and professionally, that IPM from an external point of view is perceived as a company that can be trusted with a high confidence level. Apart from adhering to laws and regulations, all of the corporate activities shall also adhere to procedures and codes of conduct that have been adopted by the market where IPM is operating.

2.1.	Related policies and codes

•	IPM Personal Account Dealing Policy IPM Conflicts of Interest Policy

•	IPM Code of Ethics, appendix 1

3.	GENERAL ETHICAL GUIDELINES AND PRINCIPLES

3.1.	Personal dealing

One of the major contributors to maintain a high confidence level from a public perspective is to act in such way that no employee can be suspected of making any personal gains on behalf of clients, or based on exclusive information that may have been obtained because of IPM’s involvement in the financial markets. IPM’s Personal Account Dealing Policy, which is based on the Swedish Securities Dealers’ Association recommendations and the Swedish Insider Dealing Act are directly related to this section in the Policy regarding Ethical Conduct.

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IPM Informed Portfolio Management AB	2015-06-02
IPM POLICY REGARDING ETHICAL CONDUCT

IPM employees shall not process business related matters where the employee or a closely related person has a personal interest, or deal with companies where the employee or a closely related person has significant interest.

IPM employees shall refrain from engaging in personal business activities that may jeopardize their own financial situation.

It is important that all employees keep good ethics in mind in connection to transactions which have considerable, and unusual, tax effects for the employee. For example, trading in financial instruments should not be done in a manner which hedge all risks of the deal, and where the only remaining result of the transaction can be related to taxation.

3.2.	Inside Information Policy Restrictions

The following restrictions are established for every employee that may have or were in possession of any material non-public information:

An employee may not buy or sell any security (or related security) for the employees own or any related account or any account in which an employee may have any direct or indirect interest, any Fund or other client account managed by IPM, or otherwise act upon any material non-public information in an employee’s possession obtained from any source.

An employee may not buy or sell any security or related security for any account or otherwise act upon any material proprietary information the employee may have or obtain from any source.

An employee may not recommend the purchase or sale of any security to any person based upon inside information.

3.3.	Front Running

Portfolio managers and the Chief Compliance Officer (“CCO”) must be alerted for any indication of front running when they conduct their regular periodic reviews for order and transaction activity, as well as when they perform other supervisory functions. The CCO must be alert for indications of front running when they:

•	Review transaction activity in relation to employee personal trading

•	Review (sampling) e-mail communications sent or received by employees

3.4.	Expert Consultations

IPM recognizes the possible risk that analysts may receive material non-public information when speaking with industry experts and has therefore implemented policies and procedures designed to mitigate this risk:

Analysts are not permitted to speak with a paid expert consultant that is an employee or former employee of a company (who has worked with the company in the previous six months) about which the analyst is communicating regardless of whether IPM owns the security. However, speaking with a franchise owner is permitted.

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IPM Informed Portfolio Management AB	2015-06-02
IPM POLICY REGARDING ETHICAL CONDUCT

IPM has also mitigated the risk of receiving material non-public information by ensuring that all employees are properly trained on insider trading issues.

3.5.	Side line activities

Employees shall inform and discuss any side line activities with IPM management. The employee shall refrain from side line activities until the IPM management has been informed and has discussed the appropriateness of the assignment or the activity. At all times the employees shall refrain from conducting side line business that in any way competes with IPM activities.

3.6.	Confidentiality

Employees, or any other person that has been connected to IPM, may not reveal or take advantage of any knowledge about business relationships or similar that has been acquired in the line of duty or during an assignment. Confidentiality about IPM’s activities also remains after an assignment or an employment has ended.

Employees in one Division, Business Area or Business Unit may not exchange information with those of another Division, Business Unit or Business Area where the exchange of that information could harm the interests of one or more clients.

4.	CONFLICTS OF INTERESTS

In addition to statements that can be found in the “Conflicts of Interest Policy” the following sources to conflicts of interest, which are not as directly related to client business activities, shall be observed;

4.1.	Business oppurtunities

No employee shall personally exploit business opportunities that have been identified as result of hers/his professional function within IPM. No employee is allowed to use IPM assets or information for personal gains.

4.2.	Employment in other organizations

An employment outside of IPM, with or without compensation, must not affect the employee’s ability to fulfill hers/his duties within IPM. For the purpose of avoiding a conflict of interest, it is not allowed to accept an employment with a competitor, financial firm, agent, client or supplier to IPM.

4.3.	External business operations, assignments etc

An employee must not engage in business operation on his own or any third party’s behalf without the written consent from his/her immediate superior, alternatively Head of Compliance, in each individual case.

An employee, in respect of assignments outside his/her employment with IPM (such as an assignment to serve on a board of directors) need to obtain a written approval from his/her immediate superior, alternatively Head of Compliance for such assignment.

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IPM Informed Portfolio Management AB	2015-06-02
IPM POLICY REGARDING ETHICAL CONDUCT

4.4.	Political activities

IPM does not contribute directly, or indirectly, to political parties or individual politicians. Persons associated to IPM are not allowed to give political contributions on behalf of IPM, or to use assets that belong to IPM for the same purpose.

4.5.	Gifts, benefits, compensations and representation

An employee is not allowed to give, or accept, gifts, benefits, compensations or representation related to third parties that may be in violation of the law, or if there are reasons to believe that this could affect the professional judgment of the employee.

4.6.	Bribes

No person is allowed to offer, directly or indirectly, bribes and similar types of benefits to an IPM employee, or other organizations and persons that are associated to IPM. All such offers or suggestions shall be reported directly to the CEO of IPM.

5.	EMPLOYEE REPORTING RESPONSIBILITY

If a problem or an issue with possible ethical implications arises, then this shall be discussed with a manager, who may choose to discuss the problem with IPM management.

All IPM employees shall report situations or transactions that can be assumed to create a conflict of interest. Such assumptions shall be reported directly to the manager or the CEO. The manager and the CEO will then, together with the employee, determine if there is a conflict of interest, and if so, present a solution to resolve the matter.

6.	MANAGEMENT RESPONSIBILITY

In order to establish a good practice within the firm, IPM’s Board of Directors requires that IPM’s Management fully engages in ethical issues such as the ones that are described in this policy.

The ongoing monitoring regarding the compliance of the internal ethical guidelines shall be done within the framework that has been set for IPM’s internal control function, which in turn shall report ethical issues promptly to IPM’s Board of Directors.

This Policy has been decided upon by the Board of Directors of IPM Informed Portfolio Management AB on June 2, 2015.

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IPM Informed Portfolio Management AB	2015-06-02
IPM POLICY REGARDING ETHICAL CONDUCT

Appendix 1 to IPM Policy regarding Ethical Conduct

IPM CODE OF ETHICS

I.	INTRODUCTION

IPM Informed Portfolio Management AB (“IPM”) and its Employees (as defined below) owe a fiduciary duty to IPM’s clients. As a fiduciary, IPM must avoid activities, interests and relationships that may interfere or appear to interfere with making decisions in the best interests of the clients. Accordingly, IPM has adopted this Code of Ethics (the “Code”) which:

A.	Seeks to place the interests of clients over the interests of IPM;

B.	Imposes standards of business conduct for all IPM employees;

C.	Requires Employees to comply with applicable laws, rules and regulations;

D.	Regulates Employees’ personal securities transactions; and

E.	Requires reporting and review of personal securities transactions of Employees.

This Code uses various defined terms. Some of those terms are defined in the body of the Code. In addition, other terms are defined in the IPM Staff Guidelines.

II.	INDIVIDUALS TO WHOM THIS CODE APPLIES

This Code applies to principals, officers, managers, supervisors and employees (collectively “Employees”). All Employees must read, acknowledge receipt of and retain this Code.

III.	BUSINESS CONDUCT STANDARDS

All Employees are required to comply with the fiduciary duties placed on investment advisers.

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IPM POLICY REGARDING ETHICAL CONDUCT

A.	Do Not Engage in Fraudulent Activity

Information obtained in the course of business activities for IPM, which is not otherwise generally available to the public, is proprietary and strictly confidential. In particular, no Employees shall (i) misuse material, non-public information whether obtained in the course of business activities for IPM or otherwise; (ii) employ any device, scheme or artifice to defraud a client; (iii) make any untrue statement of a material fact to a client; (iv) engage in any act, practice, or course of business which operates to defraud or deceive a client; (v) engage in any manipulative practice with respect to a client; or (vi) misappropriate any assets or investment opportunities of a client.

B.	Unlawful Actions

It is unlawful for any Employees, in connection with the purchase or sale, directly or indirectly, by the person of a covered security:

(1)	To employ any device, scheme or artifice to defraud a client;

(2)	To make any untrue statement of a material fact to a client or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or

(4)	To engage in any manipulative practice with respect to a client.

C.	Place the Interests of a Client First

As fiduciaries, Employees must scrupulously avoid serving their own personal interests ahead of the interests of a client. Employees may not cause a client to take action, or not to take action, for their personal benefit rather than the benefit of a client.

For additional guiding ethical principles, refer to the IPM Policy regarding Ethical Conduct.

IV.	LEGAL COMPLIANCE

Employees must obey all laws, rules and regulations applicable to IPM’s provision of advisory services to a client.

V.	PERSONAL SECURITIES TRANSACTIONS

The IPM Personal Account Dealing Policy with respect to personal transactions in financial instruments, currencies, etc. (“PA Dealing Policy”) applies to all Employees and/or closely related persons within IPM.

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IPM POLICY REGARDING ETHICAL CONDUCT

VI.	CONFLICTS OF INTEREST

IT IS THE POLICY OF IPM THAT ALL BUSINESS ACTIVITIES AND BUSINESS DECISIONS ARE MADE IN THE BEST INTERESTS OF IPM AND ITS CLIENTS COMBINED. IPM, AS WELL AS EACH EMPLOYEE INVOLVED IN CLIENT RELATED TRANSACTIONS SHALL ALWAYS CONSIDER IF A DECISION MAY LEAD TO A CONFLICT OF INTEREST, OR IF A DECISION MAY BE REGARDED AS SUCH BY CLIENTS OR THIRD PARTIES.

IF THE MEASURES THAT HAVE BEEN TAKEN IN ORDER TO AVOID CONFLICTS OF INTEREST ARE NOT DEEMED TO BE SUFFICIENT IN ORDER TO PROVIDE THE CLIENTS WITH REASONABLE GUARANTEES THAT THEIR INTERESTS MAY NOT BE AFFECTED NEGATIVELY, THEN IPM SHALL INFORM THE CLIENT ABOUT THE GENERAL NATURE OF THE CONFLICTS OF INTEREST BEFORE IPM CONDUCTS ANY BUSINESS ON BEHALF OF THE CLIENT.

VII.	GIFTS, ENTERTAINMENT AND ANTI-BRIBERY

An Employee is not allowed to give, or accept, gifts, benefits, compensations or representation related to third parties that may be in violation of the law, or if there are reasons to believe that this could affect the professional judgment of the Employee.

Similarly, no person is allowed to offer, directly or indirectly, bribes and similar types of benefits to an IPM employee, or other organizations and persons that are associated to IPM. All such offers or suggestions shall be reported directly to the CEO of IPM.

VIII.	POLITICAL CONTRIBUTIONS AND ANTI-BRIBERY

IPM does not contribute directly, or indirectly, to political parties or individual politicians. Persons associated to IPM are not allowed to give political contributions on behalf of IPM, or to use assets that belong to IPM for the same purpose.

IX.	ANTI-MONEY LAUNDERING

IPM’s policy with respect to Anti-Money Laundering and Terrorist Financing (“AML Policy”) applies to all business activities.

X.	MAINTENANCE OF RECORDS

It is required that all Security Companies documents, and on a regular basis maintain, information about all investment- and ancillary services that is performed by the firm, or that is performed by a related entity or person on behalf of the firm, and where potential conflicts may occur, which could cause a significant risk that the interests for one, or several clients is affected negatively.

IPM will maintain records in accordance with Swedish laws and regulations.

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IPM Informed Portfolio Management AB	2015-06-02
IPM POLICY REGARDING ETHICAL CONDUCT

XI.	REPORTS TO BOARDS

The ongoing monitoring regarding the compliance of the internal ethical guidelines shall be done within the framework that has been set for the company’s internal control function, which in turn shall report ethical issues promptly to the company’s Board of Directors.

XII.	REPORTING OF VIOLATIONS

If an Employee becomes aware of any violation(s) or potential violation(s) of any of the provisions of this Code, the Employee must report such violation(s) or potential violation(s) promptly to IPM’s Compliance Officer. Failure to report any violation(s) of this Code, which an Employee is aware of, in a prompt manner, will be considered itself a violation of the Code and subject to remedial action.

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